Exhibit 4.1

                            Stock Purchase Agreement

      This Stock Purchase Agreement (this "Agreement") is made as of this 4th day of May, 2006, by and among Argan, Inc., a Delaware corporation (the "Company") and the purchasers identified on Schedule A, attached hereto (each a "Buyer", and collectively the "Buyers").

      WHEREAS, the Company is offering 760,000 shares of the Company's Common Stock, $.15 par value (the "Common Stock") to a limited number of sophisticated investors in a non-public offering; and

      WHEREAS, each Buyer desires to purchase that number of shares of Common Stock as set forth opposite the name of such Buyer on Schedule A, attached hereto (the "Shares").

      NOW THEREFORE, in consideration of the foregoing and for valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

      1. Issuance of Shares

      Subject to the terms and conditions contained herein and in a certain Escrow Agreement by and among the Company and the Buyers of even date herewith (the "Escrow Agreement"), the Company will issue to each Buyer, and each Buyer will purchase from Company, for the purchase price of $2.50 per share, that number of shares of Common Stock as set forth opposite the name of such Buyer on Schedule A, attached hereto. Pursuant to the terms of the Escrow Agreement, the Company shall deliver to each Buyer a certificate in the name of such Buyer for the respective number of Shares issued to such Buyer.

      2. Restrictive Legends

      All certificates representing Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

      3. Investment Representations

      Each Buyer represents, warrants and covenants as follows:

            (a) The Buyer is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act") and is purchasing the applicable Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Shares in violation of the Securities Act or applicable state securities laws, or any rule or regulation thereunder.

            (b) The Buyer has had such opportunity as it has deemed adequate to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company, and has done so.

            (c) The Buyer understands that the Company is required to file periodic reports pursuant to the Securities Exchange Act of 1934, as amended. The Buyer acknowledges that they have had such opportunity to obtain such periodic reports and are familiar with the information contained in such periodic reports, including without limitation the risk factors contained therein.

            (d) The Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

            (e) The Buyer can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

            (f) The Buyer understands that: (i) the Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available;
(iii) in any event, the exemption from registration under Rule 144 will not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Buyer.

      4. Company Representations

      The Company represents and warrants as follows:

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

            (a) Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Company's business. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

            (b) Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Escrow Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and the Escrow Agreement have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against it in accordance with their respective terms.

            (c) Noncontravention. Subject to compliance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934 and any applicable state securities laws, neither the execution and delivery by the Company of this Agreement or the Escrow Agreement, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or Bylaws of the Company, (b) require on the part of the Company any filing with, or permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency ("Governmental Entity"), (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which it is bound or to which any of its assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

            (d) Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity which is pending or has been threatened against the Company. There are no judgments, orders or decrees outstanding against the Company. To the knowledge of the Company, there is no threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity with respect to the business of the Company.

            (e) Valid Issuance. The Shares, when sold, issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be subject to restrictions on transfer under federal and applicable state securities law until the Registration Statement (as defined in Section 6(a) below) is declared effective by the Securities and Exchange Commission (the "SEC"), and then may be sold in accordance with the terms provided in the prospectus to the Registration Statement. The Shares will be issued in compliance in all material respects with an exemption from the registration of the Securities Act, and the registration and qualification requirements of the securities laws of the applicable states.

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

      5. Use of Proceeds

      The Company will receive proceeds in the amount of $1,900,000 upon the offering and sale of the Shares contemplated hereunder. The Company will use $1,800,000 to reduce its indebtedness under a certain promissory note in favor of Kevin Thomas. The remaining $100,000 will be used by the Company for general corporate purposes. The Company may invest the proceeds temporarily until it uses them for their stated purpose.

      6. Miscellaneous

            (a) Registration. The Company agrees that it will, as soon as practicable following the closing of the transaction contemplated hereby, prepare and file with the SEC a registration statement on Form S-1 or, if applicable, Form S-3, or any equivalent form for registration by issuers similar to the Company in accordance with the Securities Act ("Registration Statement"), to permit a public offering and resale of the Shares on a continuous basis under Rule 415. The Company agrees that it will use commercially reasonable effects to cause the Registration Statement to be declared effective by the SEC as soon as practicable following the filing thereof. The Company will cause the Registration Statement to remain effective until such time as all of the Shares are sold or the holders thereof are entitled to rely on Rule 144(k) for sales of the Shares without registration under the Securities Act and without compliance with the public information, sales volume, manner of sale or notice requirements of Rule 144(c), (e), (f) or (h). The Company will pay all registration expenses of the registration of the Shares pursuant to this Section 6(a).

            (b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

            (c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

            (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and each Buyer and their respective heirs, executors, administrators, legal representatives, successors and assigns.

            (e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 5(d).

            (f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

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

            (g) Entire Agreement. This Agreement, together with the Escrow Agreement, constitutes the entire agreement between the parties with respect to the Shares, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

            (h) Amendment. This Agreement may be amended or modified only by a written instrument executed by the Buyers and the Company.

            (i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State Delaware without regard to any applicable conflicts of laws.

            (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and constitute the same instrument.

                          [NEXT PAGE IS SIGNATURE PAGE]


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              COMPANY:

                              ARGAN, INC.

                              /s/ Rainer Bosselmann
                              ---------------------
                              By: Rainer Bosselmann
                              Its: President

                              BUYERS:

                              MSR I SBIC, L.P.

                              By: MSR I SBIC Partners, LLC, its General Partner
                              By: MSR Advisors, Inc., its Manager

                              /s/ Daniel A. Levinson
                              ----------------------
                              By: Daniel A. Levinson
                              Its: President

                              /s/ Matthew Rebold
                              ------------------
                              Matthew Rebold

                              /s/ Michael Stone
                              -----------------
                              Michael Stone

                              PRAIRIE FIRE CAPITAL LLC

                              /s/ Kevin J. Curley
                              -------------------
                              By: Kevin J. Curley
                              Its: Attorney-in-Fact

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

                              ALLEN SBH LLC

                              /s/ Herbert Allen
                              -----------------
                              By: Herbert Allen

                              /s/ John Simon
                              --------------
                              John Simon

                              /s/ James Quinn
                              ---------------
                              James Quinn

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

                                   Schedule A

                           Buyers of Restricted Stock

          Buyer                 Number of Shares                 Purchase Price
          -----                 ----------------                 --------------
    MSR SBIC I, L.P.                 240,000                        $600,000
     Matthew Rebold                   40,000                        $100,000
      Michael Stone                  120,000                        $300,000
Prairie Fire Capital LLC             120,000                        $300,000
      Allen SBH LLC                  120,000                        $300,000
       John Simon                     80,000                        $200,000
       James Quinn                    40,000                        $100,000

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